Exhibit 3.13
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
•	First: The name of the limited liability company is Harvest Manor Farms, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808.

The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “ The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Harvest Manor Farms, LLC this 8th day of June, 2004.

BY:	/s/ Tanya M. Taylor
Authorized Person(s)

NAME: Tanya Taylor Type or Print

State of Delaware Secretary of State Division of Corporations Delivered 02:20 PM 06/14/2004 FILED 02:17 PM 06/14/2004 RV 040436768 — 3815519 FILE

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:28 PM 03/25/2009
FILED 01:14 PM 03/25/2009
SRV 090300516 — 3815519 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company: HARVEST MANOR FARMS, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 24th day of March, A.D. 2009.

By:	/s/ C.K. Vinyard
Authorized Person(s)

Name: C.K. Vinyard Print or Type